Exhibit (a)(5)

FOR IMMEDIATE RELEASE

IPG ANNOUNCES TENDER OFFER FOR UP TO 370,000 SHARES OF ITS 5¼% SERIES B
CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK
(CUSIP NOS. 460690 803 AND 460690 407)

New York, NY – April 29, 2010 –  The Interpublic Group of Companies, Inc. (“IPG”) (NYSE:IPG) announced today the commencement of an offer by IPG to purchase for cash up to 370,000 shares of its outstanding 5¼% Series B Cumulative Convertible Perpetual Preferred Stock (the “Preferred Shares”).  The tender offer will commence on April 29, 2010 and will expire at midnight on May 26, 2010 (such date and time, as it may be extended, the “Expiration Time”).  Tendered shares may be withdrawn at anytime prior to the Expiration Time.

IPG will fix the purchase price (such price, the “Purchase Price”) promptly after the close of trading on the New York Stock Exchange (the “NYSE”) on May 24, 2010, which is the second scheduled trading day prior to the date of the Expiration Time, (such date, as it may be extended, the “Pricing Date”), and will announce such Purchase Price no later than 9:00 a.m., New York City time, on the business day following the Pricing Date. The Purchase Price will be calculated as the sum of 54.893 multiplied by the Weighted Average Price, plus $438.95, subject to a minimum Purchase Price of $768.31 and a maximum Purchase Price of $1,070.22.  For purposes of the Purchase Price calculation, “Weighted Average Price” means the arithmetic average of the daily volume-weighted average prices of IPG’s common stock, beginning on May 18, 2010 and ending on the Pricing Date.  The daily volume-weighted average price shall equal the per share dollar volume-weighted average price for IPG’s common stock during the period beginning at 9:30 a.m., New

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax

York City time (or such other time as is the official open of trading at the NYSE) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at the NYSE) as reported by Bloomberg Financial Services through its “Volume at Price” (IPG <Equity> VAP <Go>) functions (or if such volume-weighted average price is unavailable, the market price of one share of common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by IPG for this purpose).  The Weighted Average Price and the variable cash component of the Purchase Price will be rounded to the nearest whole cent.

In addition to the Purchase Price, Holders that validly tender their Preferred Shares at or prior to the Expiration Time will also be paid accrued and unpaid dividends to, but not including, the payment date on such Preferred Shares that are accepted for purchase by IPG.  Assuming IPG accepts the full 370,000 shares for which it is tendering and that it pays the maximum Purchase Price, it will expend a maximum of $400,000,000 (inclusive of accrued dividends).

The terms and conditions of the tender offer appear in IPG’s Offer to Purchase, dated April 29, 2010, and the related Letter of Transmittal.  Copies of these and other related documents will be mailed to holders of the Preferred Shares.  Subject to applicable law, IPG may extend or otherwise amend the tender offer.  Completion of the tender offer is not conditioned on a minimum number of Preferred Shares being tendered.  The consummation of the tender offer is subject to certain conditions described in the Offer to Purchase.

IPG has retained Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. to serve as dealer managers for the tender offers, and Global Bondholder Service Corporation to serve as the information agent and the depositary.  Copies of the Offer to Purchase and related documents may be obtained at no charge by contacting the information agent and depositary at (866) 807-2200 (toll-free) or, for banks and brokers, at (212) 430-3774 (collect).  Questions regarding the tender offers may be directed to: Morgan Stanley & Co. Incorporated at (800) 624-1808 (toll-free) or (212) 761-8663 (collect) or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or (212) 723-7367 (collect).
Neither IPG, its board of directors, the information agent and depositary nor the dealer managers make any recommendation as to whether holders should tender or refrain from tendering the Preferred Shares.

This news release shall not constitute an offer to purchase securities, nor is it a solicitation of an offer to sell securities.  The tender offer may only be made pursuant to the Offer to Purchase and the accompanying Letter of Transmittal.  Copies of the

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax

 Offer to Purchase, the Letter of Transmittal and related documents may be obtained at no charge from the information agent or from the SEC’s Web site at http://www.sec.gov.  These documents contain important information, and holders should read them carefully before making any investment decision.  The tender offer is not being made to holders of Preferred Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, UM and Weber Shandwick.  Leading domestic brands include Campbell-Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe & Partners Company; Hill Holliday; ID Media; Mullen; The

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax

Martin Agency and R/GA.  For more information, please visit www.interpublic.com.

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Contact Information
Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax

Cautionary Statement

 This release contains forward-looking statements.  Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax